UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2020 (March 30, 2020)

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 5th Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	APLT	The Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chids Mahadevan assumed the role of Principal Accounting Officer of Applied Therapeutics, Inc. (the “Company”), effective as of April 1, 2020. Mr. Mahadevan, joined the Company as the Company’s Chief Accounting Officer and Vice President of Finance in December 2019. As the Company’s Chief Accounting Officer, Mr. Mahadevan will act as the Company’s principal financial officer during Dr. Mark Vignola’s paternity leave, which began on March 30, 2020.

The Company is currently a party to an offer letter with Mr. Mahadevan pursuant to which he currently receives an annual base salary of $290,000 and an annual cash performance bonus with a target amount equal to 35% of his base salary.  The offer letter further provides that Mr. Mahadevan will be eligible to receive certain severance payments and benefits upon a termination of his employment by the Company without “cause” (as such term is defined in the offer letter) other than as a result of his death or disability, in each case, within 12 months following a “change in control” (as defined in the Company’s 2019 Equity Incentive Plan), subject to his execution of a release of claims in favor of the Company.  The severance payments and benefits consist of (1) three months of base salary continuation and (2) continued payment for the cost of health care coverage for three months.

Pursuant to the offer letter, and with the approval of the Board of Directors of the Company (the “Board”), the Company granted Mr. Mahadevan a stock option (the “Option”) to purchase a number of shares of the Company’s common stock (“Shares”) with an aggregate grant date fair market value equal to $450,000, as determined by the Board in its sole discretion, and a per share exercise price equal to the fair market value of a Share on the applicable grant date. 25% of the Shares subject to the Option will vest on the first anniversary of the grant date, and the remaining 75% of the Shares subject to the Option will vest in equal monthly installments over the following three years, subject in each case to Mr. Mahadevan’s continued active employment with the Company through the applicable vesting date.

As required pursuant to the offer letter, Mr. Mahadevan executed a copy of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in connection with his commencement of employment with the Company.

Chids Mahadevan, age 49, has served as the Company’s Chief Accounting Officer and Vice President of Finance since December 2019. Prior to joining the Company, Mr. Mahadevan served as the Vice President of Finance and Chief Accounting Officer at BioXcel Corporation, a company that uses its big-data platform to develop medicines in immuno-oncology and neuroscience, from April 2015 to December 2019. Prior to that, Mr. Mahadevan served as the Senior Vice President – Finance at GoldenSource, an enterprise data management company servicing the financial services industry, from April 2010 to January 2015. From 2007 to 2010, he was Director of Finance at InVentiv Health Inc. an organization supporting clinical and commercial activities of biopharmaceutical companies. From 1996 to 2007, Mr. Mahadevan held various positions at Ramco Systems, an enterprise software solution company, eventually holding the title of Head of Finance for US Operations. Mr. Mahadevan holds a Bachelor’s degree in commerce from Madras University. Mr. Mahadevan is a Certified Public Accountant in the United States, received his CWA from the Institute of Cost Accountants of India and his FCA from the Institute of Chartered Accountants of India.

There are no family relationships between Mr. Mahadevan and any director or executive officer of the Company. There are no related party transactions between Mr. Mahadevan and the Company.

The foregoing description of the terms of the offer letter with Mr. Mahadevan is a summary of certain of its terms only and is qualified in its entirety by the full text of the offer letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	Offer Letter, by and between the Company and Chids Mahadevan, dated December 2, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: April 1, 2020	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman, Ph.D.
	Title:	Chief Executive Officer